                                                                  Rule 424(b)(3)
                                                              File No. 333-13303


PROSPECTUS

                               7,750,000 SHARES

                            STERLING SOFTWARE, INC.

                                 Common Stock

     This Prospectus relates to the offer and sale by Sterling Software, Inc. ("Sterling Software" or the "Company") of up to 7,750,000 shares (the "Shares") of the Company's common stock, par value $0.10 per share (the "Common Stock"), issuable by the Company upon exercise of options ("Options") granted or to be granted from time to time to eligible persons pursuant to the provisions of the Sterling Software, Inc. Amended and Restated 1996 Stock Option Plan (the "Plan") and which may be offered and sold from time to time by such persons or permitted transferees (the "Selling Stockholders"). This Prospectus also relates to such indeterminate number of additional shares of Common Stock as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.

     Sales by the Selling Stockholders may be made on one or more exchanges, including the New York Stock Exchange (the "NYSE"), or in the over-the-counter market, or in negotiated transactions, in each case at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. Upon any sale of the Shares offered hereby, the Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

     The Common Stock is listed for trading on the NYSE under the symbol "SSW." On September 12, 1997, the closing price of the Common Stock on the NYSE was $35 15/16. The Company will pay all expenses in connection with this offering, which are estimated to be approximately $111,000.


                               ----------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------



              The date of this Prospectus is September 15, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. Documents filed by the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act relating to the securities issuable pursuant to the Plan and offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended December 31, 1996, March 31, 1997 and June 30, 1997; and (iii) the Company's Current Reports on Form 8-K dated September 30, 1996, October 15, 1996, December 18, 1996, April 21, 1997 and June 30, 1997, as amended.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Sterling Software, Inc., 300 Crescent Court, Suite 1200, Dallas, Texas 75201, Attention: Don J. McDermett, Jr., Senior Vice President and General Counsel (telephone: (214) 981-1000).

                                  THE COMPANY

     Sterling Software is a recognized worldwide supplier of software products and services within the enterprise systems management and applications management software markets and also provides technical professional services to certain sectors of the federal government. The Company's principal executive offices are located at 300 Crescent Court, Suite 1200, Dallas, Texas 75201, and the Company's telephone number at such address is (214) 981-1000.


                                USE OF PROCEEDS

     The proceeds from the issuance of the Shares upon exercise of Options will be added to the Company's funds and used for general corporate purposes. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

     This Prospectus covers the purchase from the Company of an aggregate of up to 7,750,000 Shares, plus such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein, by the holders of Options upon the exercise thereof in accordance with their terms and the subsequent offer and resale of Shares previously acquired or to be acquired by certain holders of Options upon the exercise thereof.

     Pursuant to the provisions of the Plan, the Board of Directors of the Company (the "Board"), the 1996 Stock Option Committee of the Board (the "Stock Option Committee") or the 1996 Special Stock Option Committee of the Board (the "Special Stock Option Committee") will, among other things, determine from time to time (i) the individuals, from among the executive officers, directors, employees, advisors and consultants of the Company and its subsidiaries, to whom Options will be granted, (ii) the number of shares of Common Stock to be covered by each Option (provided the maximum aggregate number of shares of Common Stock with respect to which Options may be granted to any participant under the Plan may not exceed 5,425,000 shares), and (iii) the purchase price of Common Stock subject to each Option, which may not be less than the fair market value of the Common Stock on the date of grant.

     The following table sets forth certain information as of August 31, 1997, with respect to Selling Stockholders, including any positions, offices or other material relationships of the Selling Stockholders with the Company. The Company is unaware of whether the Selling Stockholders listed below presently intend to sell the Shares they may acquire upon exercise of Options. The Company in the future may grant additional Options to the persons listed below and to persons other than those listed below whose subsequent sale of Shares will be covered by this Prospectus, which, in such case, will be supplemented.

                                        COMMON STOCK                             COMMON STOCK
                                          OWNERSHIP            NUMBER OF        OWNERSHIP AFTER
                                  PRIOR TO OFFERING (1)(2)     SHARES OF          OFFERING (2)
                                  -------------------------   COMMON STOCK    ----------------------
       NAME AND POSITION            NUMBER      PERCENTAGE   OFFERED HEREBY   NUMBER    PERCENTAGE
--------------------------------  -----------  ------------  --------------  ---------  -----------

Robert J. Donachie (3)                 51,600       *                50,000      1,600      *
  Director

Werner L. Frank (4)                   247,109       *               150,000     97,109      *
  Executive Vice President

Michael C. French (5)                  75,800       *                75,000        800      *
  Director

F.L. (Mike) Harvey (6)                175,000       *               175,000          0      *
  Senior Vice President

M. Gene Konopik (7)                   130,684       *               125,000      5,684      *
  Executive Vice President

Don J. McDermett, Jr. (8)             100,091       *               100,000         91      *
  Senior Vice President and
  General Counsel

Jeannette P. Meier (9)                506,699      1.3%             500,000      6,699      *
  Executive Vice President
  and Secretary

Donald R. Miller, Jr. (10)             50,000       *                50,000          0      *
  Director

Phillip A. Moore (11)                 193,936       *               150,000     43,936      *
  Executive Vice President
  and Director

B. Carole Morton (12)                 159,347       *               125,000     34,347      *
  Senior Vice President

Gillian M. Parrillo (13)              150,427       *               150,000        427      *
  Senior Vice President

Alan W. Steelman (14)                  50,000       *                50,000          0      *
   Director

Geno P. Tolari (15)                   604,679      1.5%             600,000      4,679      *
   Executive Vice President
   and Chief Operating Officer

Sterling L. Williams (16)           1,804,156      4.5%           1,800,000      4,156      *
   President, Chief Executive
   Officer and Director


                                        COMMON STOCK                             COMMON STOCK
                                          OWNERSHIP            NUMBER OF        OWNERSHIP AFTER
                                  PRIOR TO OFFERING (1)(2)     SHARES OF          OFFERING (2)
                                  -------------------------   COMMON STOCK   ----------------------
       NAME AND POSITION            NUMBER      PERCENTAGE   OFFERED HEREBY   NUMBER    PERCENTAGE
--------------------------------  -----------  ------------  --------------  ---------  -----------

R. Logan Wray (17)                    125,000       *               125,000          0      *
   Senior Vice President and
   Chief Financial Officer

Charles J. Wyly, Jr. (18)           1,900,867      4.8%             900,000  1,000,867     2.6%
   Vice-Chairman of the Board
   and Director

Evan A. Wyly (19)                     184,553       *               100,000     84,553      *
   Director

Sam Wyly (20)                       2,599,187      6.4%           1,800,000    799,187     2.1%
   Chairman of the Board and
   Director

________________________
 *   Less than 1% of class.
(1)  Based on ownership as of August 31, 1997.
(2) Based on 38,550,540 shares of Common Stock issued and outstanding as of August 31, 1997.
(3) Includes 50,000 Shares to be acquired upon exercise of Options granted under the Plan, 12,500 of which are exercisable within 60 days of the date of this Prospectus.
(4) Includes 150,000 Shares to be acquired upon exercise of Options granted under the Plan, 25,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 5,562 shares of Common Stock held pursuant to the Sterling Software, Inc. Savings and Security Plan ("Savings Plan").
(5) Includes 75,000 Shares to be acquired upon exercise of Options granted under the Plan, 18,750 of which are exercisable within 60 days of the date of this Prospectus.
(6) Includes 175,000 Shares to be acquired upon exercise of Options granted under the Plan, none of which are exercisable within 60 days of the date of this Prospectus.
(7) Includes 125,000 Shares to be acquired upon exercise of Options granted under the Plan, 25,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 5,684 shares of Common Stock held pursuant to the Savings Plan.
(8) Includes 100,000 Shares to be acquired upon exercise of Options granted under the Plan, 10,950 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 91 shares of Common Stock held pursuant to the Savings Plan.
(9) Includes 500,000 Shares to be acquired upon exercise of Options granted under the Plan, 100,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 6,246 shares of Common Stock held pursuant to the Savings Plan.
(10) Includes 50,000 Shares to be acquired upon exercise of Options granted under the Plan, 12,500 of which are exercisable within 60 days of the date of this Prospectus.
(11) Includes 150,000 Shares to be acquired upon exercise of Options granted under the Plan, 37,500 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 5,037 shares of Common Stock held pursuant to the Savings Plan.
(12) Includes 125,000 Shares to be acquired upon exercise of Options granted under the Plan, 25,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 5,472 shares of Common Stock held pursuant to the Savings Plan.
(13) Includes 150,000 Shares to be acquired upon exercise of Options granted under the Plan, 8,900 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 427 shares of Common Stock held pursuant to the Savings Plan.
(14) Includes 50,000 Shares to be acquired upon exercise of Options granted under the Plan, none of which are exercisable within 60 days of the date of this Prospectus.

(15) Includes 600,000 Shares to be acquired upon exercise of Options granted under the Plan, 137,500 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 4,679 shares of Common Stock held pursuant to the Savings Plan.
(16) Includes 1,800,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes approximately 156 shares of Common Stock held pursuant to the Savings Plan.
(17) Includes 125,000 shares to be acquired upon exercise of options granted under the Plan, none of which are exercisable within 60 days of the date of this Prospectus.
(18) Includes 900,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes 441,699 shares of Common Stock directly owned by family trusts of which Mr. Charles J. Wyly, Jr. is trustee and 556,574 shares of Common Stock (300,000 of which are also beneficially owned by Mr. Sam Wyly) held of record by two limited partnerships of which Mr. Charles J. Wyly, Jr. is a general partner. Also includes approximately 2,594 shares of Common Stock held pursuant to the Savings Plan.
(19) Includes 100,000 Shares to be acquired upon exercise of Options granted under the Plan, 25,000 of which are exercisable within 60 days of the date of this Prospectus. Also includes approximately 113 shares of Common Stock held pursuant to the Savings Plan.
(20) Includes 1,800,000 Shares to be acquired upon exercise of Options granted under the Plan, all of which are presently exercisable. Also includes 358,353 shares of Common Stock directly owned by family trusts of which Mr. Sam Wyly is trustee and 438,612 shares of Common Stock (300,000 of which are also beneficially owned by Mr. Charles J. Wyly, Jr.) held of record by two limited partnerships of which Mr. Sam Wyly is a general partner. Also includes approximately 2,222 shares of Common Stock held pursuant to the Savings Plan.

                            1996 STOCK OPTION PLAN

GENERAL

   A copy of the Plan has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The summaries of certain provisions of the Plan do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Plan, including the definitions therein of certain terms. Copies of the Plan and additional information regarding the Plan and the Plan's administrators may be obtained by contacting the Company. See "Incorporation of Certain Documents by Reference." Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to such terms in the Plan.

PURPOSE AND ADOPTION

   The Plan is intended to provide an equity interest in the Company to certain of the Company's executive officers, directors, employees, advisors and consultants and to provide additional incentives for such persons to devote themselves to the Company's business. The Plan is also intended to aid in attracting persons of outstanding ability to serve, and remain in the service of, the Company. The Board adopted the Plan on April 22, 1996. The stockholders of the Company approved the adoption of the Plan on May 29, 1996.

SHARES COVERED

   As of August 31, 1997, the total number of shares of Common Stock available for issuance under the Plan was 9,330,415 and Options for 8,891,700 of such shares had been granted, resulting in Options for 438,715 shares being available for grant as of such date. As of the date of this Prospectus, Options to purchase 4,500,000 shares of Common Stock are presently exercisable. Under the terms of the Plan, if at the close of business on the last day of any fiscal quarter of the Company, the sum of (i) the total number of shares of Common Stock theretofore issued upon the exercise of Options, (ii) the total number of shares of Common Stock then subject to outstanding Options, and (iii) the total number of shares of Common Stock then remaining available under the Plan to be made subject to future grants of Options (such sum being the "Actual Number") is less than 20% of the total number of shares of Common Stock then outstanding, computed on a fully-diluted basis (the "Target Number"), the number of shares of Common Stock available for issuance under the Plan will automatically be increased to a number that will result in the Actual Number being equal to the Target Number. Shares of Common Stock issued under the Plan may be authorized but unissued shares, shares held in treasury or a combination thereof.

OPTIONS

   The Plan authorizes the grant of Options to purchase shares of Common Stock that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and which permit a participant to benefit from increases in the value of shares of Common Stock above a predetermined purchase price per share. Options are more fully described under "-- Description of Awards" below.

ADMINISTRATION

   The Plan is administered by the Stock Option Committee, the Special Stock Option Committee and the Board, which have the authority to determine from time to time the individuals to whom Options will be granted, the number of shares to be covered by each Option and the time or times at which Options will become exercisable; provided that the Special Stock Option Committee has exclusive administrative authority with respect to Options intended to comply with Section 162(m) of the Code. All of the members of the Special Stock Option Committee, which may not be comprised of less than two members, are intended to qualify as "outside directors" within the meaning of Section 162(m) of the Code and as "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act. Although each of the Board, the Special Stock Option Committee and the Stock Option Committee has the authority under the Plan to make grants of Options to any Plan participant, it is anticipated that the Special Stock Option Committee will make grants to Plan participants who are executive officers of the Company and/or members of the Board, and that the Stock Option Committee will make grants to all other Plan participants.

   The Stock Option Committee, the Special Stock Option Committee and the Board have the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of an Option. The interpretation and construction by the Stock Option Committee, Special Stock Option Committee or the Board, as applicable, of any such provision and any determination by the Stock Option Committee, the Special Stock Option Committee or the Board, as applicable, pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive; provided that in the event the Stock Option Committee and the Special Stock Option Committee disagree (or either disagrees or both disagree with the Board) with respect to such interpretation, construction or determination, the Board's determination will be final and conclusive except as described above with respect to Options intended to comply with Section 162(m) of the Code.

ELIGIBILITY

   Executive officers, key employees, advisors and consultants of the Company and its subsidiaries and directors of the Company are eligible to receive grants of Options.

TRANSFERABILITY

   Each Option granted pursuant to the Plan may be subject to such transfer restrictions, if any, as the Stock Option Committee, the Special Stock Option Committee or the Board, as applicable, may determine.

ADJUSTMENTS

   The Stock Option Committee, the Special Stock Option Committee or the Board may make or provide for such adjustments in the maximum number of shares available under the Plan, in the number of shares of Common Stock covered by outstanding Options, in the purchase price per share of Common Stock covered by Options, and/or in the kind of shares covered thereby (including shares of another issuer), as such committee or the Board, as applicable, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Plan participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

VESTING OF CERTAIN OPTIONS UPON A CHANGE IN CONTROL

   The stock option agreement evidencing any Option may provide for the earlier exercise of such Option in the event of a change in control of the Company (as defined in such stock option agreement or in any agreement referenced in such stock option agreement) or in the event of any other similar transaction or event.

NONQUALIFIED AND UNFUNDED

   The Plan is unfunded and does not give participants any rights that are superior to those of the Company's general creditors. The Plan is not subject to the provisions of ERISA and is not qualified under Section 401(a) of the Code.

CONTINUATION AND TERMINATION OF EMPLOYMENT OR CONSULTING RELATIONSHIP

   The Plan does not confer upon any Plan participant any rights with respect to continuation of employment or other service with the Company or any of its subsidiaries and does not interfere in any way with any right that the Company or any of its subsidiaries would otherwise have to terminate a Plan participant's employment or other service at any time.

TERMINATION AND AMENDMENT

   The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Options. The Plan may be amended from time to time by the Board or any duly authorized committee thereof. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan requires the Plan to be amended, or in the event Rule 16b-3 or any other rule under Section 16 of the Exchange Act is amended or supplemented, in either event to permit the Company to remove or lessen any restrictions with respect to Options, the Stock Option Committee, the Special Stock Option Committee or the Board may amend the Plan to the extent of any such requirement, amendment or supplement, and all Options then outstanding will be subject to such amendment.

DESCRIPTION OF AWARDS

   The Plan does not specify a maximum term for Options granted thereunder. A grant of Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of Common Stock to which such exercise relates. The exercise price of the Options may not be less than the fair market value per share of Common Stock on the grant date. The Stock Option Committee, the Special Stock Option Committee or the Board, as applicable, may, without the consent of the holder of an Option, amend the terms of such Option in various respects, including acceleration of the time at which the Option may be exercised, extension of the expiration date, reduction of the exercise price and waiver of other conditions or restrictions.

   Each grant of Options will specify whether the exercise price is payable in cash, by the actual or constructive transfer to the Company of nonforfeitable, unrestricted shares of Common Stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total exercise price, by any other legal consideration authorized by the Stock Option Committee, the Special Stock Option Committee or the Board, as the case may be, or by a combination of such methods of payment. The Plan does not require that a participant hold shares received upon the exercise of Options for a specified period and permits immediate sequential exercises of Options with the exercise price therefor being paid in shares of Common Stock, including shares acquired as a result of prior exercises of Options.

FEDERAL INCOME TAX CONSEQUENCES

   General. The following summary of certain federal income tax consequences of the grant, exercise and transfer of Options under the Plan is based on the Code, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise, transfer or disposition of an Option or the shares of Common Stock purchasable thereunder.

   Options granted under the Plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the participant at the time of the grant, but the participant will realize ordinary compensation income at the time of exercise of the Options if the shares are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Code). Under such circumstances, the amount of ordinary compensation income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the exercise price. Such income will be subject to payment and withholding of income and FICA taxes. Generally, participants may satisfy their withholding obligation by writing a check to the Company or by another method permitted by the Company, including through so-called "cashless" exercises. A participant's tax basis in shares acquired upon the exercise of nonqualified stock options is generally equal to the exercise price plus any amount treated as ordinary compensation income. If the exercise price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Common Stock previously owned by the participant ("Previously Acquired Shares"), no gain or loss will be recognized on the exchange of the Previously Acquired Shares for a like number of shares of Common Stock. The participant's basis in the number of optioned shares received equal to the number of Previously Acquired Shares surrendered would be the same as the participant's basis in the Previously Acquired Shares. However, the participant would be treated as receiving ordinary compensation income equal to the fair market value (at the time of exercise) of the number of shares of Common Stock received in excess of the number of Previously Acquired Shares surrendered, and the participant's basis in such excess shares would be equal to their fair market value at the time of exercise.

   Federal Income Tax Consequences for Transferors. A participant who transfers a transferable Option by way of gift (the "Transferor") will not recognize income at the time of the transfer. Instead, at the time the transferee of the transferable Option (the "Transferee)" exercises the transferable Option, the Transferor will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Shares purchased by the Transferee over the exercise price. (Special rules may apply to participants subject to potential liability under Section 16(b) of the Exchange Act, which may defer the recognition of compensation income.) Moreover, such income will be subject to payment and withholding of income and FICA taxes. Generally, Transferors may satisfy the withholding obligation by writing a check to the Company or by another method permitted by the Company. In the event the Transferee exercises the Option after the death of the Transferor, any such ordinary income will generally be recognized by the Transferor's estate. Prior to making a transfer of a transferable Option, a participant should consult with his or her personal tax advisor concerning the possible federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein.

   Federal Income Tax Consequences for Transferees. The Transferee will not recognize income at the time of the transfer of a transferable Option. As described in the preceding paragraph, the Transferor (or the estate of the Transferor, as the case may be) and not the Transferee will generally recognize ordinary compensation income at the time the Transferee exercises the Option. A Transferee who chooses to exercise a transferable Option in whole or in part by delivery of other shares of Common Stock already owned by the Transferee should consult with his or her own tax advisor concerning the tax consequences of such a transaction. If Shares acquired upon exercise of a transferable Option are later sold or exchanged, then the difference between the sales price and the Transferee's tax basis for the shares will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the Transferee) depending upon whether the stock has been held for more than one year after the exercise date. The tax basis for the Shares in the hands of the Transferee would be the exercise price for the transferable Option plus the amount of the income recognized by the Transferor (or the estate of the Transferor, as the case may be) at the time of exercise.

   Special Rules Applicable to Insiders. In limited circumstances where the sale of shares of Common Stock that are received as the result of the exercise of an Option could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the shares of Common Stock received so long as the sale of the shares received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

   General Matters Applicable to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or a subsidiary, as the case may be, would be entitled to a corresponding federal income tax deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness;
(ii) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Code and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply. Awards granted under the Plan may be subject to acceleration in the event of a change in control of the Company. In the event of a change in control of the Company, it is possible that this feature may affect whether amounts realized upon the receipt or exercise of the Options will be deductible by the Company under the "excess parachute payments" provisions of the Code.

   BECAUSE THE TAX CONSEQUENCES TO A PLAN PARTICIPANT MAY VARY DEPENDING ON HIS OR HER INDIVIDUAL CIRCUMSTANCES, EACH PLAN PARTICIPANT SHOULD CONSULT HIS OR HER PERSONAL TAX ADVISOR REGARDING THE FEDERAL AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO HIM OR HER.


                             PLAN OF DISTRIBUTION

   The Shares may be issued to the Selling Stockholders from time to time by the Company upon exercise of Options. The Shares may be sold or otherwise disposed of from time to time by any of the Selling Stockholders in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the Shares for whom they may act as agent, (iv) the writing of Options on the Shares, (v) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (vi) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (viii) an exchange distribution in accordance with the rules of such exchange, including the NYSE, or in transactions in the over-the-counter market. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

   The Company will pay all of the expenses incident to the offering hereby and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders related thereto.


                                 LEGAL MATTERS

   Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director and an employee of the Company.


                                    EXPERTS

   The consolidated financial statements and financial statement schedule appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          FORWARD-LOOKING INFORMATION

   This Prospectus (including the documents incorporated herein by reference) contains or may contain certain forward-looking statements and information that are based on beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in this Prospectus, words such as "anticipate, "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, relating to the Company's operations and results of operations, competitive factors and pricing pressures, shifts in market demand, the performance and needs of the industries served by the Company, the costs of product development and other risks and uncertainties including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


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                               TABLE OF CONTENTS
                               -----------------


                                     Page
                                     ----

                      Available Information........     2

                      Incorporation of Certain
                         Documents by Reference....     2

                      The Company..................     3

                      Use of Proceeds..............     3

                      Selling Stockholders.........     3

                      1996 Stock Option Plan.......     7

                      Plan of Distribution.........    11

                      Legal Matters................    11

                      Experts......................    11

                      Forward-Looking Information..    12






                                7,750,000 SHARES



                               STERLING SOFTWARE,
                                      INC.



                                  COMMON STOCK



                        --------------------------------

                                   PROSPECTUS

                       ---------------------------------



                               SEPTEMBER 15, 1997